Exhibit 10.12

INTERNATIONAL STUDENT RECRUITMENT SERVICES AGREEMENT

This International Student Recruitment Services Agreement (“Agreement”) is entered into as of the 9 day of Dec, 2019 by and between Miami University, Oxford Campus, Oxford Ohio, a state institution of higher Education, established and operating under the laws of the State of Ohio, and located in Oxford, Ohio (“Miami” or “University”), and Quest Holding International, LLC, an Ohio (USA) limited liability company (“Contractor”). University and Contractor shall from time to time be referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

WHEREAS, Miami is a nationally recognized, four-year, public, student-centered university that provides a strong foundation in the traditional liberal arts, and that seeks to identify and enroll academically talented and ambitious students from around the world;

WHEREAS, Miami wishes to engage Contractor in a mutually beneficial agreement to increase the number of enrollments from prospective students who are citizens of the People’s Republic of China, (“PRC”) and to improve the academic quality of the applicants and enrolled students from the PRC;

WHEREAS, Contractor, has the particular training, ability, knowledge, cultural awareness, language skills and experience necessary to perform the services sought by Miami;

WHEREAS, Miami, in reliance upon Contractor’s representations and warranties as to its particular training, ability, knowledge, cultural awareness, language skills and experience, desires to engage Contractor as an independent contractor pursuant to this Agreement, to provide and facilitate recruitment and admission-related services to prospective PRC students, their parents, and high school administrators and also to provide PRC students and graduates with student career development consultation, employer recruitment, and engagement with alumni within the career development area during the term of this Agreement, as more fully described on Exhibit A attached hereto (the “Services”);

WHEREAS, Miami is a member of the National Association for College Admission Counseling (NACAC), and NAFSA: Association of International Educators, and as such, expects the Contractor to promote Miami University Academic Programs with integrity and accuracy and recruit students in an honest, ethical and responsible manner;

WHEREAS, The Contractor has read and agrees to comply with the Statement of Principles of Good Practice: NACAC’s Code of Ethics and Professional Practices (found at https://www.nacacnet.org/cepp and incorporated herein) and the American International Recruitment Council (AIRC) standards for ethical and responsible recruitment of foreign students (“AIRC Certification Standards 2015”, which are attached hereto and incorporated herein as Exhibit B) as these may be amended from time to time and shall cause these ethical standards to be followed any sub-contractors, franchisees, or other persons employed or contracted by the Contractor to perform the Services;

WHEREAS, the Contractor, desires to be so engaged by Miami pursuant to this Agreement to provide the Services; and

WHEREAS, the Parties hereto desire to make a full statement of their agreement pertaining to the provision of the Services for Miami University during the term of this Agreement;

NOW, THEREFORE, in consideration of the premises set forth hereinabove and the mutual covenants and agreements contained herein, and other good and valuable consideration, which is hereby acknowledged, it is agreed by and between the Parties hereto as follows:

1.	Engagement of Contractor. University hereby engages Contractor to perform the Services and hereby grants Contractor the exclusive right to promote University’s campus-based undergraduate degree programs (“Academic Programs”) and the American Culture and English Program (“ACE”) Program to any prospective student who is a citizen of the PRC and not a citizen of the United States of America (“Prospective Student(s)”). For the avoidance of doubt, the exclusive right granted under this Agreement shall include all Prospective Students who are citizens of the PRC, whether living in the PRC or living in some other country, including the United States, during the term of this Agreement.

2.	Term. The Term of this Agreement shall be three years, commencing on November 1, 2019 and ending on November 1, 2022 unless earlier terminated as provided herein (“Term”).

3.	Obligations of Contractor.

a.	Contractor agrees that during the term of this Agreement, it will work exclusively with Miami and shall not perform the Services for, or otherwise promote the programs or the interests of any other college, university, or other institution or entity offering post- secondary education. Contractor further agrees that it shall not receive any compensation or promise of future compensation from any other college, university, or other institution or entity offering post-secondary education during the Term.

b.	In providing the Services, Contractor shall do all of the following:

i.	Contractor shall use diligent efforts, commensurate with its training, ability, knowledge, cultural awareness, language skills and experience, in the performance of Services and to promote Miami University’s Oxford campus, fulltime undergraduate Academic and ACE Programs only to foreign students who are citizens of the PRC and not citizens of the USA;

ii.	Contractor will use University approved forms of communication, communication templates and social media to perform outreach to PRC Students on behalf of the University;

iii.	Contractor shall identify and recruit qualified prospective students for admission to Miami’s Oxford Campus Academic Programs in accordance with the University’s then current rules, policies, procedures and requirements;

iv.	Contractor will ensure that the testing of prospective students in the English language is carried out by qualified persons in accordance with the University’s then current rules, policies, procedures and requirements.;

v.	Contractor shall abide all applicable provisions of law and with the rules and regulations of all governmental units having pertinent jurisdiction over this Agreement and the performance of the Services, including, without limitation, those laws and regulations applicable to the performance of Services in the PRC and the United States of America. Contractor shall also abide all applicable rules and policies provided by Miami University;

vi.	Contractor shall utilize a Client Relations Management system to manage the relationship with the University along with all communication and interactions with prospective, admitted and enrolled PRC students;

vii.	Contractor shall submit original documents or certified copies for all enrollment application and related materials to the University in a timely manner;

viii.	Contractor shall agree to abide by criteria and standards established by NACAC and AIRC for ethical and responsible recruitment of foreign students as they may be amended from time to time (https://www.nacacnet.org/cepp and Exhibit B hereto, respectively) and further agrees to require any agent or subcontractor Contractor engages to perform the services to abide by said criteria and standards;

ix.	Contractor shall work to facilitate enrollment applications only from qualified students who meet both the academic and financial requirements to be admitted to the University.

x.	Contractor shall agree to provide Prospective Students full and accurate information about University, including but not limited to its enrollment procedures; costs for tuition, fees, room and board, and incidental expenses; academic offerings; student services and activities, and facilities; and

xi.	Contractor will be responsible for any and all expenses it incurs in performing the Services.

c.	In providing the Services, Contractor shall not do any of the following:

i.	Contractor shall not charge students, families, or any person or entity for the provision of these Services. Contractor acknowledges and agrees that the compensation set forth in paragraph 5 of this Agreement shall be the sole compensation that it will receive or accept for performing the Services;

ii.	Contractor shall not make any representations or offer any guarantees to Prospective Students about whether they will be granted a student visa;

iii.	Contractor shall not, unless authorized by University, make any representations or offer any guarantees to Prospective Students about the likelihood of awards of financial aid, scholarships, or admission;

iv.	Contractor shall not make any overt or implied claim or representation, or offer any guarantees, to Prospective Students with respect to individual employment following the completion of any of University’s Academic or ACE Programs; and

v.	Contractor shall not negotiate, approve, execute, or enter into any contracts, memoranda of understanding, affiliation or cooperation agreements, articulation agreements, collaborative research agreements or any other arrangements with any other person or entity that purports to bind or obligate the University.

vi.	Contractor shall not perform any activities, functions or services that are considered an aspect of the University’s participation in Title IV, HEA program, and thus subject to applicable third-party servicer requirements.

4.	Use of Logos and Marks. Notwithstanding any other provision of this Agreement, neither Party shall advertise or release any public statements that it has contracted with the other Party without such other Party’s prior written consent. Neither Party shall use the other Party’s name, logos, trademarks, service marks, trade names, or brand indicia (collectively, “Marks”) for any reason or in any manner, without the other Party’s prior written consent. Each Party consenting to the use of its Marks hereunder shall remain the sole and exclusive owner of and retain all right, title and interest in and to its Marks and the goodwill associated therewith. Nothing contained in this Agreement shall be construed as conferring upon any Party, by implication, operation of law or otherwise, any other rights. Upon the expiration or termination of this Agreement, any use of the other Party’s Marks and name shall immediately cease (unless otherwise agreed in writing by the owner of such Marks). If Contractor wishes to use Miami’s Marks, then Contractor must obtain written permission from Miami’s Director of Brand Management and Strategy, or the Miami University Office of General Counsel.

5.	Compensation.

a.	Commission for Non-resident PRC Students

i.	Undergraduate Academic Programs - For each Prospective Student enrolled full time in a undergraduate Academic Program, who does not reside in the United States and who is ineligible for Federal financial aid and from whom University has received full payment of tuition by end of the published Add/Drop deadline for that semester (“Non-resident PRC Student”), University shall make a payment in US dollars to Contractor in an amount equal to the following percentages of the average first year instructional fee established by Miami for the Academic Year (Fall and Spring Semesters) in which the Non-resident PRC Student first enrolls:

ii.	If Contractor fails to provide 200 or more Non-resident PRC Students in a given Academic Year, no payment will be required.

iii.	If the Contractor provides 200 or more Non-resident PRC Students in a given Academic Year, 5% for each of the first 200 PRC students;

iv.	10% for each of the next fifty (50) Non-resident PRC Students (201-250) enrolled in a given Academic Year.

v.	15% for each for each Non-resident PRC Students above 250 enrolled in a given Academic Year.

vi.	Commissions shall only be paid one time for each Non-resident PRC Student, even if the Non-resident PRC Student subsequently enrolls in additional Academic Programs. For example, if a Non-resident PRC Student enrolls in an Academic Program after successful completion of University’s ACE program, Contractor shall NOT be entitled to any additional Commission if the Contractor has already received a Commission when the Non-resident PRC Student enrolled in ACE.

vii.	Contractor shall not be entitled to Commission for any student who is enrolled as:

1.	a non-matriculated exchange student; or

2.	a student who enrolls in an Academic Program after completing a program on one of the University’s regional campuses.

In addition to the foregoing, such students shall not be counted for determining Contractor’s eligibility for Commission.

viii.	The awarding of a merit-based scholarship will not impact the amount of the Commission payment to Contractor.

ix.	Contractor understands that new tuition rates for the following academic year will go into effect July 1st each year.

x.	For purposes of calculating the Commissions set forth in this Paragraph, “full time” shall mean the same definition as found in 34 CFR §668.2 (12 or more semester hours).

b.	Flat Fee for Resident PRC Students – University shall pay Contractor a flat fee of $55,000 per Academic Year (“Flat Fee”) to perform the Services in connection with the recruitment of Prospective Students who reside in the United States (“Resident PRC Students”). The number of Resident PRC Students who enroll at Miami shall not be included for purposes of calculating the Commission owed by Miami for Non-resident PRC Students set forth in Paragraph 5.a., above.

c.	Compliance with Department of Education Restrictions on Incentive Compensation -- Contractor agrees that it will not solicit or accept any commission, bonus, or other incentive payment for any Prospective Student that that would violate the United States Department of Education’s prohibition on incentive compensation found at 34 CFR §668.14(b)(22)(i) unless an exception applies, including without limitation the exception found at 34 CFR §668.14(b)(22)(i)(A).

6.	Payment of Compensation.

a.	Commission – University shall pay Contractor the Commission in accordance with invoices issued by Contractor pursuant to this Agreement, or through other means of documentation as otherwise directed and permitted in writing by University. Except as provided in the invoice dispute and reconciliation process outlined in this Paragraph, Commission payments shall be made in two equal installments in each of the first two semesters of attendance by the Non-residential PRC Student. Unless University informs Contractor before the invoice date of changes to the enrollment status of Prospective Students, supported by reasonable evidence, an invoice shall be issued no later than 30 days after the expiration of the Add/Drop period for Non-residential PRC Students for whom full tuition has been paid. If a Non-resident PRC Student withdraws from the University after one semester, no second invoice shall be submitted for that Student and no second Commission payment shall be made by the University. Unless otherwise specified in the relevant invoice, University shall pay Commissions within 30 days of the invoice date. Contractor shall not be eligible to receive the commission payment for any given term until the student has paid his or her tuition fees to University. If a dispute over an invoice is identified within the 30-day period from invoice to payment, the parties shall follow a dispute resolution process that requires written notice of the dispute to Contractor with supporting documentation provided by the University. Disputed sums identified after payment shall be reconciled between the parties through the dispute resolution process in Paragraph 12.b.

b.	Flat Fee –

c.	Unless otherwise specified in the relevant invoice, payment of the Commission and the Flat Fee shall be made by wire transfer to the following:

Name of Financial Inastitution:	Chase
Address:	1 Chase Manhattan Plaza New York, NY 10005
Routing#:	044000037
Account#:	882313260
Name of Account Holder:	Quest Holding International

d.	All bank fees, corresponding bank and intermediary bank fees and charges are the responsibility of Contractor.

7.	University Rights and Responsibilities.

a.	Nothing in this Agreement shall affect the University’s exclusive right to:

i.	Establish admission policies and criteria.

ii.	Make all admission, scholarship decisions based on Miami’s then current admission and scholarship criteria and communicate such decisions.

iii.	Set tuition and fees for all students.

iv.	Process I-20 forms.

v.	Approve all communications regarding its Academic Programs, its ACE Program and all marketing materials or other communications to be utilized by Contractor in providing the Services.

vi.	Negotiate, approve and execute all contracts, memoranda of understanding, affiliation or cooperation agreements, articulation agreements, collaborative research agreements or any other arrangements with other schools, colleges, universities or other entities that involve or relate to admissions, teaching, research or Miami’s educational mission or that in any way purports to bind or obligate the University.

b.	The University shall:

i.	Conduct weekly status/update meetings with the Contractor, visit Contractor as needed, establish a single point of contact, and pay Contractor the compensation set forth in Paragraph 5 of this Agreement in the manner and by the due dates specified in Paragraph 6, unless an alternative method of payment is indicated on the relevant invoice.

ii.	Provide current, complete, timely, and sufficient University materials and other information to enable Contractor to perform the Services, including but not limited to, marketing materials such as brochures and content for inclusion on Contractor’s websites and email communication templates.

iii.	Provide, in clear written format, specific program admission criteria to Contractor and promptly communicate with Contractor if there are any changes or updates.

iv.	Once a Prospective Student indicates interest in Miami University, regardless of the source, Miami University agrees to provide the student’s contact information promptly to QHI for all communications and outreach to be managed by QHI on Miami’s behalf.

v.	Acknowledge receipt of applications, promptly process the application and render an admission decisions in a timely manner. The University will inform Contractor of status of the PRC Students at each phase of the admission process. The University will release the admission decision and send the admission decision packet (letter and I-20 forms) directly to PRC Students, in compliance with federal requirements.

vi.	The University will make available housing accommodations and student support services for all PRC students enrolled at the University.

8.	Mutual Obligations. Each Party, in performing its obligations under this Agreement, shall:

a.	Comply with all applicable foreign and domestic laws; and

b.	Provide accurate and complete information, particularly in any material (including without limitation marketing materials) that is intended, or could reasonably be inferred to be intended, for use by third parties.

9.	Intellectual Property.

a.	University represents and warrants that it owns or has the right to use all intellectual property embodied in information and material provided by University to the Contractor in connection with this Agreement. University agrees and warrants that Contractor’s use of University Intellectual Property shall not infringe on the intellectual property rights or other ownership rights of any third party.

b.	Contractor shall own and retain all intellectual property rights (including all rights under copyright) in all reports and other materials created by Contractor in performing services under this Agreement. Contractor also shall retain all rights to its software and technologies (including without limitation the Contractor database), ideas, concepts, know-how, methods, techniques, processes and skills, and adaptations thereof, that may be utilized in providing the Services under this Agreement.

c.	University grants Contractor a limited non-exclusive license to use the University Materials (including University logos and trademarks for marketing) as reasonably required by Contractor to perform the services under this Agreement, provided that Contractor complies with the requirements of Paragraph 4 of this Agreement.

10.	Confidentiality.

a.	All confidential and/or proprietary information of any kind, in any form disclosed or learned by either Party in connection with this Agreement shall be deemed “Confidential Information”. For purposes of this Agreement, Confidential Information shall include any and all business information relating to proprietary ideas; original academic content, courses, existing and/or contemplated products; degrees, certificate and professional development tools; production, cost, profit and margin information; finances and financial projections; customers, prospective or new student information, University, marketing, and current or future business plans and models; and other information related to the business activities of the Disclosing Party, as defined below, regardless of any confidentiality designation or restrictive markings, and which the Receiving Party, as defined below, learns or receives from the Disclosing Party. The Confidential Information of each Party (the “Disclosing Party”) may not be used by the Party receiving the Confidential Information (“Receiving Party”), or any agent or Contractor of the Receiving Party, for any purposes except in connection with the provision the Services, and may not be disclosed under any circumstances, in whole or in part, by the Receiving Party, or any agent or contractor of the Receiving Party, to any third party, except (i) to third parties engaged in the provision the Services, only on a need-to-know basis, who agree to maintain the confidentiality of the Confidential Information, and (ii) to the extent necessary to comply with law (including the Ohio Public Records Act, ORC §149.43 et seq.) or the valid order of a court of competent jurisdiction. The Receiving Party agrees to notify the Disclosing Party in advance in the event Confidential Information must be disclosed pursuant to section (i) or (ii) above, and agrees to cooperate with the Disclosing Party in seeking orders of protection or such other measures as may be reasonably necessary to protect the confidentiality of the Confidential Information.

b.	Ohio Public Records Act - Contractor hereby acknowledges that Miami, as a public university, is subject to the Ohio Public Records Act (ORC §149.43 et seq.). Miami is obligated to promptly produce public records when requested by the public. Nothing in the Agreement shall prevent Miami from fully complying with the Ohio Public Records Act. Contractor hereby authorizes Miami to disclose copies of this Agreement, and all invoices, receipts, and purchase orders related to the Agreement pursuant to a request made under the Ohio Public Records Act without first providing Contractor notice.

c.	Confidential Information shall not include any information to the extent it:

i.	is or becomes a part of the public domain through no act or omission on the part of the Receiving Party;

ii.	is disclosed to third parties by the Disclosing Party without restriction on such third parties;

iii.	is in the Receiving Party’s possession, without actual or constructive knowledge of an obligation of confidentiality with respect thereto, at or prior to the time of disclosure under this Agreement;

iv.	is disclosed to the Receiving Party by a third party having no obligation of confidentiality with respect thereto; or

v.	is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information, or is released from confidential treatment by written consent of the Disclosing Party.

d.	Notwithstanding any other provision of this Agreement, Contractor shall comply with all applicable laws and regulations relating to confidentiality and privacy.

e.	The obligations and restrictions with respect to any Confidential Information shall continue to bind both Parties, even following termination of the Parties’ business relationship or the expiration or termination of this or any other Agreement between the Parties.

11.	Privacy.

a.	In connection with this Agreement, to the extent University discloses any Personal Information (as defined below) to Contractor, Contractor hereby warrants and represents that Contractor has implemented and will maintain for as long as necessary reasonable security procedures and practices appropriate to the nature of the information to protect Personal Information from unauthorized access, destruction, use, modification, or disclosure in compliance with all applicable state and federal laws and regulations.

b.	As used in this Agreement, “Personal Information” means (i) any information that Contractor or its personnel collects, processes, receives, or otherwise obtains from or on behalf of Miami or any of its employees or students that does or can identify a specific student or employee of Miami, or by or from which a specific student or employee may be identified, contacted, or located, such as an individual’s name, address, social security number, etc., and any other information relating to such identified or identifiable individual; (ii) all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act (15 U.S.C. 6801 et seq.) (“GLB”); (iii) “protected health information” as defined under the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d) (“HIPAA”); (iv) “education records” as defined under the Family Educational Rights and Privacy Act (20 U.S.C. 1232g et seq.) (“FERPA”); and (v) “personal data” as defined under the European Union General Data Protection Regulation 2016/679 (“GDPR”). To the extent that Provider has access to “education records,” it is deemed a “school official” (as such terms are defined under FERPA).

c.	Contractor acknowledges that it may receive student records from University under this Agreement and as such is designated by University as a “school official” under the Family Educational Rights and Privacy Act. All student-related records of University and personally identifiable information contained in such records (collectively, “Student Records”) shall be maintained by Contractor in accordance with the requirements of the Family Educational Rights and Privacy Act, 20 USC 1232g, and its implementing regulations, 34 CFR pt. 99, as each may be amended from time to time (collectively “FERPA”) and other applicable laws and accreditation standards pertinent to Student Records. Without limiting the foregoing, Contractor agrees that (i) it is subject to the requirements of FERPA governing the use and redisclosure of Student Records; (ii) it shall not maintain, use, disclose, or allow access to Student Records except as permitted by this Agreement or as otherwise authorized by University; and (iii) to the extent that University discloses Student Records to Contractor under this Agreement, Contractor personnel shall use and shall have access to the information only for the purposes for which disclosure is made. Further, Contractor agrees that to the extent it rediscloses any Student Records to a subcontractor or other party (which it shall do only if permitted by law and this Agreement), it shall require such subcontractor or third party to comply with Contractor obligations under this Paragraph. Contractor shall at all times remain primarily liable for performance of all such obligations.

d.	If Contractor uses Miami’s Personal Information in the performance of the Agreement, then Contractor hereby agrees (i) to use Personal Information only for the purposes of performing its obligations under the Agreement; (ii) to not disclose or otherwise make available Personal Information to any third party; provided that Contractor may disclose Personal Information to its employees and legal advisors who have a “need to know,” who have been apprised of the restrictions contained in this paragraph, and who are themselves bound by confidentiality requirements at least as restrictive as those set forth herein; and (c) to promptly notify Miami in the event Contractor becomes aware of any loss or disclosure of any Personal Information.

12.	Insurance and Indemnification.

a.	Contractor will purchase and maintain for the duration of this Agreement at least $7,500,000.00 in General Liability insurance, written on an occurrence basis, and include coverage for bodily and personal injury, property damage, and contractual liability referring to this Agreement. Contractor will add University and its trustees, officers, employees, and agents as additional insureds under its General Liability insurance policies, and provide a certificate of insurance to University. Contractor agrees to defend, indemnify, and hold harmless University and its trustees, officers, employees and agents, and assigns from and against any action, claim, cost, damage, demand, expense, loss, liability, or third party claim, including reasonable attorney and expert fees and costs (collectively “Liability” or “Liabilities”), arising from or relating to: (i) the negligence or willful misconduct of Contractor, its trustees or directors, officers, employees, agents and/or third party vendors/ subcontractors; or (ii) any claim or allegation by a third party that Contractor’s materials produced under this Agreement misappropriate, infringe or violate such third party’s intellectual and/or other proprietary rights; or (iii) any material breach of any provision of this Agreement, including any warranties and representations made by Contractor in connection with this Agreement; or (iv) any failure by Contractor to materially comply with any applicable national, state/provincial, or local laws, regulations, or codes in the performance of its obligations under this Agreement;.

b.	In this Paragraph, “Contractor’s materials” means written information about Contractor that is created by Contractor but expressly excludes any information or materials provided by University, or University’s agents, directors, officers or employees, or a student, or any other party.

c.	The indemnification obligations contained in this Paragraph shall not be limited by any obligation or term or condition of any insurance policy. The obligations set forth in this Paragraph shall survive the expiration or termination of this Agreement.

13.	Termination.

a.	Either Party may terminate this Agreement without cause upon not less than 90 days’ written notice to the other Party.

b.	Notwithstanding anything to the contrary in this Agreement, either Party may terminate this Agreement if the other Party breaches the Agreement and fails to cure such breach within 30 days of receiving written notice of such breach from the non- defaulting Party.

c.	Notwithstanding anything to the contrary in this Agreement, either Party may terminate this Agreement immediately upon written notice if the other Party: (i) makes an assignment for the benefit of its creditors; (ii) becomes the subject of any proceeding by or against such Party (whether voluntary or involuntary) in insolvency or winding up or for the appointment for a liquidator or receiver; (iii) is adjudicated to be insolvent; or (iv) becomes unable to pay its material debts as they become due.

d.	If a dispute arises in connection with this Agreement and the Parties have been unable to resolve the dispute after having followed the procedure set forth in Paragraph 14(b), either Party may terminate this Agreement in its entirety immediately upon written notice to the other Party.

e.	Upon termination of this Agreement however caused, all amounts owed by University to Contractor pursuant to this Agreement shall become immediately due and payable.

f.	Notwithstanding termination of this Agreement, Contractor shall be and remain entitled to Commission under Paragraph 4 for each Non-resident PRC Student introduced to University by Contractor prior to the date of termination, provided that the non-US citizen registers and pays fees for a University Academic Program or University ACE Program within six months of the date of termination of this Agreement.

14.	Governing Law; Dispute Resolution.

a.	This Agreement shall be construed and enforced solely pursuant to the laws of the State of Ohio (USA), without giving effect to the principles of conflicts of laws thereof and the parties agree that this Agreement shall be subject to the sole and exclusive jurisdiction of the state and federal courts located in the State of Ohio (USA). The Parties agree that the foregoing governing law, jurisdiction and forum selections have been concluded as a result of arms-length negotiations and are not overly onerous or burdensome to either Party. Notwithstanding the foregoing, any court with competent jurisdiction may enforce the judgment and ruling of the state and federal courts located in the State of Ohio (USA). The United Nations Convention on Contracts for the International Sale of Goods (“UN CISG”) shall not apply to this Agreement.

b.	If a dispute arises in connection with this Agreement, other than a breach as set forth in Paragraph 13(b), supra:

i.	the disputing party shall provide written notice to the other Party, setting out the matters giving rise to the dispute and the relief sought;

ii.	within 30 days of receiving such notice, the receiving Party shall provide a written reply to the disputing Party, setting out the recipient’s response to the matters set out in the notice and any additional matters the recipient considers relevant; and

iii.	the Parties shall, in good faith and using all commercially reasonable efforts, seek to resolve the dispute within 60 days after the date on which the disputing Party received the reply, including by involving senior management of both Parties.

c.	The Parties agree that neither Party shall use any court proceedings until the dispute resolution process in this Paragraph has been exhausted; however, the provisions of this Paragraph shall not affect a Party’s rights to initiate court proceedings if the dispute is not resolved pursuant to this Paragraph.

15.	Notices.

All notices or other communications required or permitted under this Agreement shall be in writing and shall be given by personal delivery, confirmed facsimile, commercial courier, or electronic mail (e-mail) addressed to the Party at its principal address as follows:

If to University:		If to Contractor:
Name:	Bethany Perkins	Name:	Jianbo Zhang
Title:	Director of Admission	Title:	Chief Executive Officer
Address:	301 S. Campus Avenue	Address:	1718, Block A, Jiatai International Plaza,
	Oxford, OH 45056		No. 41 Middle Road, East 4th Ring, Chaoyang District, Beijing, P.R.China 100025
Telephone:	513-529-1566	Telephone:	+(86)13901061669
Facsimile:		Facsimile:
Email:	bethany.perkins@miamoh.edu	Email:	AKD2019@163.com

All such notices and other communications that are addressed as provided in this Paragraph shall be deemed to have been given upon personal delivery, when confirmation of receipt of facsimile transmission is received, upon receipt of delivered by commercial courier, or upon confirmation of receipt of e-mail is received, whichever is appropriate.

16.	Assignment and Subcontracting.

Contractor shall not assign or subcontract any of its responsibilities or obligations to another party without first receiving the written consent of the University, which shall not be unreasonable withheld. Contractor shall remain responsible to University for the performance of all of its responsibilities and obligations under this Agreement and shall be liable to University for acts and omissions of its assignees or subcontractors, which shall be subject to the indemnification obligations contained in Paragraph 12 of this Agreement. Contractor shall supply to Miami a list of its assignees and contractors at the beginning of each quarter of each year of the Term, which list shall include each of its current assignees or subcontractors as well as those assignees or subcontractors utilized during the preceding quarter. Unless otherwise agreed to in writing by University, Contractor will be solely responsible for all costs and expenses associated with the engagement of assignees and subcontractors.

17.	Relationship of the Parties.

a.	Other than the payments provided in this Agreement, the parties agree that Contractor is exclusively responsible for all taxes, third-party payments or fees, costs and expenses incurred by the Contractor, and that the Contractor is not eligible to participate in any employee benefit plans or other benefits provided by University to its employees.

b.	Nothing in this Agreement shall be construed to create an employer-employee relationship between the Parties or any partnership, joint venture, or agency relationship between the Parties. Contractor represents and warrants that its relationship to University and its various subdivisions and affiliates shall be that of an independent contractor and NOT an employee of University for any purpose whatsoever. Contractor is engaged by University only for the purposes and to the extent set forth in this Agreement. Subject only to the terms of this Agreement, Contractor shall have complete control of its employees and agents engaged in the services to be provided, and Contractor shall be solely responsible for payment of all compensation or commission owed to its employees and agents, as well as employment-related taxes. The compensation set forth in Paragraph 4 shall be the sole consideration due Contractor for the Services rendered under this Agreement. Subject to the terms of this Agreement. Contractor does not have, nor shall it hold itself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon University, unless University shall consent thereto in writing. Contractor shall ensure that neither it nor its employees or agents shall act or hold themselves out as agents or employees of University.

18.	Miscellaneous.

a.	Severability – If any provision of this Agreement shall be held invalid, illegal, or unenforceable for any reason, the validity, legality and enforceability of such provision in every other respect and of the remaining provisions of this Agreement shall not be impaired.

b.	Failure to Exercise Right not a Waiver – No failure or delay by a Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power, or privilege under this Agreement. No term of this Agreement shall be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the Party granting such waiver or consent.

c.	Non-Discrimination; HB 476 – During the term of this Agreement, Contractor agrees not to discriminate on the basis of age, color, disability, gender identity or expression, genetic information, military status, national origin (ancestry), pregnancy, race, religion, sex/gender, status as a parent or foster parent, sexual orientation or protected veteran status. Contractor acknowledges that it is not boycotting any jurisdiction with whom the State of Ohio can enjoy open trade, including Israel, and will not do so during the term of this Agreement.

d.	Force Majeure – No Party shall be responsible or liable for any default in performance of its obligations under this Agreement, if such default in performance arises directly or indirectly from causes beyond the reasonable control of that Party, including, but not limited to, fire, flood, war, embargo, strike, boycott, lockout, accident, explosion, fire, riot, insurrection, terrorist act, Act of God, or other action by governmental authority, other than by reason of an act or omission of the Party, but only to the extent and for the duration that the cause prevents performance of the obligation.

e.	Counterparts – This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

f.	Survival – All provisions of this Agreement that, by their express terms or their nature or context, would ordinarily be deemed to survive beyond the expiration or termination of this Agreement shall survive such expiration or termination for any reason.

g.	Amendments – This Agreement may be amended only by written agreement of the Parties, executed by the parties’ authorized Contractors.

h.	Entire Agreement – The Parties understand and agree that this Agreement, including Exhibits A & B, constitutes the entire understanding between the Parties and supersede all other verbal and written agreements and negotiations by the Parties relating to the Services under this Agreement. Contractor hereby acknowledges reading and receiving a true and exact copy of this Agreement. Notwithstanding the foregoing, this Agreement shall not affect any agreement currently in force between Miami and QHI concerning matters other than the Services, Including without limitation the Memorandum of Agreement dated ________ between Miami, QHI and Renda Finance and Education Technology Company.

In witness whereof, the Parties hereto have executed this Agreement as of the date first written above.

QHI		Miami University

By	/s/ Zhang Jianbo CEO	By

(name of signatory)		(name of signatory)
(signatory title)		(signatory title)

Date	12/06/2019	Date